                                                                    EXHIBIT 23.4

                         Independent Auditors' Consent

   We consent to the inclusion of our report dated September 11, 2000 with respect to the consolidated balance sheet of MCM Electronics Limited as of March 31, 2000 and of its predecessor, Symonds Limited, as of June 30, 1999 (not separately presented herein), and the related consolidated profit and loss accounts, reconciliations of movements in shareholders' funds, and cash flow statements for the nine months and three months then ended, respectively, which report appears in the Registration Statement on Form S-1 of DDi Corp. dated January 31, 2001. We also consent to the reference to our firm appearing under the headings "Experts" in the registration statement.

KPMG Audit Plc
Chartered Accountants
Birmingham, England

January 30, 2001